EX-99.1 (Press Release)

Company Release — 10/20/2004 12:03

First Federal Shareholders Approve Acquisition by Associated Banc-Corp

LA CROSSE, Wis.—(BUSINESS WIRE)—Oct. 20, 2004—The shareholders of First Federal Capital Corp (NASDAQ:FTFC) today overwhelmingly approved the company’s sale to Associated Banc-Corp (NASDAQ:ASBC).

Ninety-five percent of the First Federal shares represented at the company’s special meeting voted in favor of the transaction.

“We are extremely pleased with the First Federal shareholders’ strong affirmation of our companies’ combined potential,” Associated President and CEO Paul Beideman said.

The combined company will have approximately 300 branch offices and more than 350 ATM locations throughout Wisconsin, Illinois and Eastern Minnesota following the acquisition. The conversion of First Federal’s operating systems to Associated’s platform is scheduled for the first quarter of 2005.

“The combination of Associated and First Federal will bring tangible benefits not only to shareholders, but also to our customers. Our greatly expanded branch network, along with enhanced depth and breadth of product expertise, provide a strong catalyst to deepen customer relationships and expand our position as the preferred provider of financial services in our markets,” Beideman said.

First Federal President and CEO Jack Rusch added, “The benefits of this combination are clear to our board, and we are pleased that our shareholders overwhelmingly concur. As we have begun to work with Associated over the last several months, it is more evident than ever that this transaction represents a meaningful improvement in the capabilities of the combined organization. Together, we are ideally situated to serve our communities and facilitate the financial security and growth of our customers.”

The company has said it will close the transaction at the end of October. The cash component of the First Federal shareholders’ consideration is based on the closing price of Associated Banc-Corp stock on the day the transaction closes.

Associated Banc-Corp currently has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

CONTACT:	Associated Banc-Corp Joe Selner (Investors), 920-491-7120 or Jon Drayna (Media), 920-491-7006

SOURCE:	Associated Banc-Corp